UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Thornburg Mortgage, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On October 30, 2008, Thornburg Mortgage, Inc. (the “Company”) issued the following press release in connection with the exchange offer and consent solicitation regarding the Company’s preferred stock.

THORNBURG MORTGAGE ANNOUNCES FURTHER EXTENSION OF THE

EXCHANGE OFFER AND REQUESTS NYSE APPROVAL TO ISSUE

AMENDED EXCHANGE OFFER CONSIDERATION

SANTA FE, N.M., OCTOBER 30, 2008 – Thornburg Mortgage, Inc. (NYSE: TMA), announced that it is extending the expiration of its Exchange Offer and Consent Solicitation (the “Exchange Offer”) for all outstanding shares of its 8.00% Series C Cumulative Redeemable Preferred Stock, Series D Adjusting Rate Cumulative Redeemable Preferred Stock, 7.50% Series E Cumulative Convertible Redeemable Preferred Stock and 10% Series F Cumulative Convertible Redeemable Preferred Stock (collectively, the “Preferred Stock”) from 5:00 p.m., New York City time, on October 31, 2008 to 5:00 p.m., New York City time, on November 19, 2008, unless further extended or terminated by the company.

As previously described, unless a satisfactory agreement was reached with the reverse repurchase agreement counterparties that are party to the Override Agreement dated as of March 17, 2008, as amended, the condition that the Exchange Offer complies with applicable law as of the expiration of the Exchange Offer could not be satisfied due to certain requirements of Maryland law. The company was unable resolve these issues in order to consummate the Exchange Offer by September 30, 2008 and therefore amended the Exchange Offer on September 30, 2008.

Under the original terms of the Exchange Offer, the company offered $5.00 in cash and 0.35 shares (after giving effect to the one-for-ten reverse stock split effective on September 26, 2008) of the company’s Common Stock, par value $0.01 per share (the “Common Stock”) in exchange for each share of Preferred Stock. However, as previously disclosed, the company amended the terms of the Exchange Offer to (a) eliminate the $5.00 in cash and (b) change the number of shares of Common Stock offered for each share of Preferred Stock from 0.35 shares to 3 shares of Common Stock. In the amended Exchange Offer, an aggregate number of 132,042,645 shares of Common Stock (post-split)

would be issued, or approximately 29% of the company’s outstanding Common Stock after giving effect to the Exchange Offer and all remaining Common Stock issuances associated with the March 31, 2008 financing transaction, if 100% of the Preferred Shares were tendered.

Normally, an issuance of the company’s shares of Common Stock in this amount would require approval of the company’s shareholders in accordance with the shareholder approval policy of the New York Stock Exchange (the “NYSE”). However, after a careful review of the facts, the members of the audit committee of the company’s board of directors have determined that any delay caused by securing shareholder approval prior to the issuance of these shares of Common Stock would seriously jeopardize the ability to complete the amended Exchange Offer as well as the financial viability of the company. Pursuant to an exception in the NYSE’s shareholder approval policy, on October 19, 2008, the company’s audit committee members approved the company’s omission to seek shareholder approval that would otherwise have been required under that policy. The company has requested approval from the NYSE for the use of the exception previously granted on April 1, 2008 and, in connection with reliance upon this exception, has agreed to mail a letter to all shareholders notifying them of its intention to issue the shares of Common Stock without prior shareholder approval. Pursuant to the exception in the NYSE’s shareholder approval policy the company must not issue any common shares in connection with the amended Exchange Offer until at least 10 business days after the mailing of this shareholder letter.

The company intends to file an amended and restated Offering Circular which describes the new expiration date and the change in consideration to 3 shares of Common Stock offered for each share of Preferred Stock and which updates and restates certain disclosure and other information contained in the Offering Circular, such as financial information and risk factors, with the Securities and Exchange Commission (“SEC”) on November 3, 2008.

The company believes that successfully completing the amended Exchange Offer remains a critical step in order for the company to be able to resume normalized business operations as doing so will reduce the interest rate on its Senior Subordinated Secured Notes due 2015 (the “Senior Subordinated Secured Notes”) from 18% to 12%, which will greatly reduce the cash demands on the company. In addition, the successful completion of the amended Exchange Offer will result in the termination of the Principal Participation Agreement, an agreement which provides to each investor who also purchased Senior Subordinated Secured Notes an interest in the then unpaid principal amount of a specific portfolio of mortgage-backed securities and rights under any repurchase agreements, reverse repurchase agreements, swap agreements, loan agreements and other agreements to which Thornburg Mortgage is a party as well as other consideration outlined in the Principal Participation Agreement. The termination of the Principal Participation Agreement is also integral to the company being able to maintain its REIT status which provides for significant tax savings and higher returns to share holders during profitable periods.

The Exchange Offer is being made to holders of Preferred Stock in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. Investor inquiries about the Exchange Offer should be directed to the company at 866-222-2093 (toll free). Holders of the Preferred Stock are urged to read the Offering Circular dated July 23, 2008 and all supplements thereto, which have been filed with the SEC, and the amended and restated Offering Circular expected to be filed on November 3, 2008. Requests for copies of the Offering Circular, all supplements thereto and related documents may be directed to Georgeson Inc., the information agent for the Exchange Offer, at 866-399-8748 (toll free). The Offering Circular, all supplements thereto and other information regarding the Exchange Offer may also be obtained through the SEC’s Web site at www.sec.gov and the company’s Web site at www.thornburgmortgagetender.com.

This press release does not constitute an offer to purchase or a solicitation of acceptance of the offer, which may be made only pursuant to the terms of the Offering Circular and the related materials.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on prime and super-prime borrowers seeking jumbo and super-jumbo adjustable-rate mortgages.

This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including but not limited to: the impact of the March 31, 2008 financing transaction; the company’s ability to meet the ongoing conditions of the Override Agreement and ongoing negotiations with the parties thereto with respect to the application of such agreement and the interpretation of certain ambiguities under such agreement; general economic conditions; the company’s ability to meet its interest payment obligations under the Senior Subordinated Secured Notes; ongoing volatility in the mortgage and mortgage-backed securities industry; the company’s ability to complete the Exchange Offer for all of its outstanding Preferred Stock; the company’s ability to raise additional capital; the company’s ability to retain or sell additional assets; market prices for mortgage securities, changes in interest rates and other risk factors discussed in the company’s SEC reports, including its most recent quarterly report on Form 10-Q, annual report on Form 10-K/A, its current reports on Form 8-K, its Proxy Statement for its Annual Meeting held on June 12, 2008, its Offering Circular, as amended to date, and its Registration Statement on Form S-3. These forward-looking statements speak only as of the date on which they are made and, except as required by law, the company does not intend to update such statements to reflect events or circumstances arising after such date.

Thornburg Mortgage, Inc., Santa Fe

Investor Relations

505-989-1900

Media contact

Suzanne O’Leary Lopez

505-467-5166

ir@thornburgmortgage.com

# # #